UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 21, 2011

BofI HOLDING, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51201	33-0867444
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

12777 High Bluff Drive, Suite 100, San Diego, CA	92130
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 350-6200

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 21, 2011, the Board of Directors of BofI Holding, Inc., and its subsidiary Bank of Internet USA (together, the “Company”), elected James J. Court to the Company’s Board of Directors to fill an open vacancy. Mr. Court will serve as a Class III Director. The terms of the Class III directors expire at the annual meeting of shareholders in 2013.

In connection with his appointment to the Board of Directors, Mr. Court will be awarded Restricted Stock Units (“RSU”) equal to $100,000 calculated based on the closing price of the Company’s common stock on April 21, 2011. The RSU will vest over three years, one-third at each annual anniversary of the grant date. In addition, Mr. Court will be compensated on the same basis as the other non-employee directors of the Company.

Mr. Court and the Company also entered into the Company’s standard indemnification agreement, which has been previously entered into with each of the Company’s directors and executive officers and the form of which has been filed with the Securities and Exchange Commission.

On April 22, 2011, the Company issued a press release regarding Mr. Court’s election to the Company’s Board of Directors. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 8.01	Other Events.

On April 22, 2011, the Company submitted for filing an amendment to its Certificate of Designation (“Amendment”) of the Series A – 6% Cumulative Nonparticipating Perpetual Preferred Stock Convertible through January 1, 2009 (“Series A Preferred Stock”). The Amendment specifies provisions related to the option of each holder of Series A Preferred Stock to convert Series A Preferred Stock into Common Stock of the Corporation in the event of a change in control as defined in the Amendment.

A copy of the Amendment is attached as Exhibit 99.2 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release regarding Election of Director, dated April 22, 2011.

99.2	Certificate of Amendment to the Certificate of Designation submitted for filing on April 22, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BofI HOLDING, INC.

Date: April 22, 2011	By:	/s/ Andrew J. Micheletti
Andrew J. Micheletti Executive Vice President and Chief Financial Officer